                                                                   EXHIBIT 7(a)1

                    GENTEK HOLDINGS, INC. AND ITS SUBSIDIARY
                         GENTEK BUILDING PRODUCTS, INC.

      REPORT ON AUDIT OF CONSOLIDATED RESTRUCTURED FINANCIAL STATEMENTS -
         STOCK PURCHASE AGREEMENT AMONG GENSTAR CAPITAL CORPORATION,
           ONTARIO TEACHERS' PENSION PLAN BOARD AND THE MANAGEMENT
    STOCKHOLDERS LISTED ON SCHEDULE I THEREIN, AS SELLERS; GENSTAR CAPITAL
     CORPORATION, AS SELLERS' REPRESENTATIVE; GENTEK HOLDINGS, INC. AND GENTEK BUILDING PRODUCTS, INC.; AND AMERIMAX FABRICATED PRODUCTS, INC.
                     AS PURCHASER DATED AS OF APRIL 28,1997

                 for the years ended December 31, 1996 and 1995
   and for the period September 15, 1994 (inception) to December 31, 1994

CONTENTS

                                                                         PAGES
                                                                         -----
Report of Independent Accountants.....................................     1


Restructured Consolidated Financial Statements:
   Restructured Balance Sheets........................................     2
   Restructured Statements of Income..................................     3
   Restructured Statements of Stockholders' Equity....................     4
   Restructured Statements of Cash Flows..............................     5
   Notes to Restructured Financial Statements.........................  6-17

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Gentek Holdings, Inc.

We have audited the accompanying restructured consolidated balance sheets of Gentek Holdings, Inc. and its Subsidiary-Gentek Building Products, Inc. as of December 31, 1996 and 1995 and the related restructured consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period September 15, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying restructured financial statements were prepared to present the balance sheets and related statements of income, stockholders' equity and cash flows of Gentek Holdings, Inc. and its Subsidiary-Gentek Building Products, Inc. pursuant to the stock purchase agreement referred to in Note 1, in conformity with generally accepted accounting principles.

In our opinion, the restructured financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gentek Holdings, Inc. and its Subsidiary-Gentek Building Products, Inc. as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and for the period September 15, 1994 (inception) to December 31, 1994, as restructured for the stock purchase agreement referred to in Note 1, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

CLEVELAND, OHIO
July 24, 1997

RESTRUCTURED CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995
(In Thousands of Dollars)

                                           ASSETS                                                  1996        1995
                                                                                                -----------  ---------
Current assets:
  Cash........................................................................................   $      56   $      26
  Accounts receivable, net of allowances for doubtful accounts of $124 and $71, respectively..      12,692      13,106
  Inventories.................................................................................      14,227      13,764
  Deferred income taxes.......................................................................         282         250
  Other current assets........................................................................          97          60
                                                                                                -----------  ---------
      Total current assets....................................................................      27,354      27,206

Property, plant and equipment, net............................................................      10,683      10,377

Other non-current assets:
  Deferred charges and other intangible assets, net...........................................       1,826       2,001
  Deferred income taxes.......................................................................       8,410       1,497
  Employee loans..............................................................................          61          63
                                                                                                -----------  ---------
       Total non-current assets...............................................................      10,297       3,561
                                                                                                -----------  ---------
         Total assets.........................................................................   $  48,334   $  41,144
                                                                                                -----------  ---------
                                                                                                -----------  ---------
               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade.....................................................................   $   5,221   $   5,260
  Accrued expenses and other liabilities......................................................       1,269       1,166
                                                                                                -----------  ---------
       Total current liabilities..............................................................       6,490       6,426

Long-term liabilities:
  Extended warranty contracts.................................................................          70          75
                                                                                                -----------  ---------
       Total long-term liabilities............................................................          70          75
                                                                                                -----------  ---------
         Total liabilities....................................................................       6,560       6,501
                                                                                                -----------  ---------
Commitments and contingencies (Notes 11 and 14)...............................................      --          --

Stockholders' equity:
  Common stock................................................................................          14          14
  Additional paid-in capital..................................................................      27,663      27,647
  Accumulated deficit.........................................................................     (18,175)    (21,479)
  Note payable--Alcan to be retained by sellers...............................................      32,272      28,461
                                                                                                -----------  ---------
         Total stockholders' equity...........................................................      41,774      34,643
                                                                                                -----------  ---------
         Total liabilities and stockholders' equity...........................................   $  48,334   $  41,144
                                                                                                -----------  ---------
                                                                                                -----------  ---------

The accompanying notes are an integral part of these financial statements.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured

RESTRUCTURED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1996 and 1995 and for the period
September 15, 1994 (inception) to December 31, 1994
(In Thousands of Dollars)

                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
Net sales.....................................................................      $ 107,186  $ 101,251  $   1,834

Cost of sales.................................................................         92,404     88,385      1,628
                                                                                    ---------  ---------  ---------
       Gross profit..........................................................         14,782     12,866        206

Selling, general and administrative expenses..................................          5,793      5,407         92
                                                                                    ---------  ---------  ---------
       Income from operations................................................          8,989      7,459        114

Other expenses:
  Interest expense on Alcan note payable........................................        3,811      3,363         98
  Other, net....................................................................          (71)        31     --
                                                                                    ---------  ---------  ---------
       Total other expenses, net................................................        3,740      3,394         98
                                                                                    ---------  ---------  ---------
       Income before income taxes...............................................        5,249      4,065         16

Provision for income taxes:

       Current..................................................................        1,635      1,252          6

       Deferred.................................................................          417        339     --
                                                                                    ---------  ---------  ---------
       Total provision for income taxes.........................................        2,052      1,591          6
                                                                                    ---------  ---------  ---------
       Net income...............................................................    $   3,197  $   2,474  $      10
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

The accompanying notes are an integral part of these financial statements.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured

RESTRUCTURED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY for the years ended December 31, 1996 and 1995 and the period
September 15, 1994 (inception) to December 31, 1994
(In Thousands of Dollars)

                                                                                                     NOTE
                                                               COMMON      PAID-IN   ACCUMULATED    PAYABLE
                                                                STOCK      CAPITAL     DEFICIT       ALCAN      TOTAL
                                                             -----------  ---------  ------------  ---------  ---------
Balance at September 15, 1994 (inception)..................   $      14    $ 26,868   $  (18,966)   $ 25,000   $ 32,916


  Net income...............................................      --          --               10      --             10
  Deemed contribution, net.................................      --          --               62      --             62
  Note payable--Alcan to be retained by sellers............      --          --           --              98         98
                                                             -----------  ---------  ------------  ---------  ---------
Balance at December 31, 1994...............................          14      26,868      (18,894)     25,098     33,086

  Net income...............................................      --          --            2,474      --          2,474
  Deemed dividend, net.....................................      --          --           (5,059)     --         (5,059)
  Proceeds from sale of stock..............................      --             717       --          --            717
  Compensatory effect of options...........................      --              62       --          --             62
  Note payable--Alcan to be retained by sellers............      --           --          --           3,363      3,363
                                                             -----------  ---------  ------------  ---------  ---------
Balance at December 31, 1995...............................          14      27,647      (21,479)     28,461     34,643

  Net income...............................................      --          --            3,197      --          3,197
  Deemed contribution, net.................................      --          --              107      --            107
  Compensatory effect of options...........................      --              16       --          --             16
  Note payable--Alcan to be retained by sellers............      --          --           --           3,811      3,811
                                                             -----------  ---------  ------------  ---------  ---------
Balance at December 31, 1996...............................   $      14   $  27,663  $   (18,175)  $  32,272  $  41,774
                                                             -----------  ---------  ------------  ---------  ---------
                                                             -----------  ---------  ------------  ---------  ---------

The accompanying notes are an integral part of these financial statements.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured

RESTRUCTURED STATEMENTS OF CASH FLOWS
for the years ended December 31, 1996 and 1995 and the period
September 15, 1994 (inception) to December 31, 1994
(In Thousands of Dollars)

                                                                                           1996       1995       1994
                                                                                         ---------  ---------  ---------
Cash flows from operating activities:
  Net income...........................................................................   $  3,197   $  2,474   $     10
  Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation.......................................................................            847        815         23
    Amortization.......................................................................        175        174          5
    Deferred income taxes..............................................................     (6,945)    (2,038)    --
    Loss on sale of property, plant and equipment......................................          2         31     --
    Long-term interest payable.........................................................      3,811      3,363         98
    Compensatory effect of stock options...............................................         16         62     --
  Changes in assets and liabilities:
    Accounts receivable................................................................        414      1,298     (1,834)
    Inventories........................................................................       (463)      (731)     1,628
    Other current assets...............................................................        (37)        (9)    --
    Accounts payable, trade............................................................        (39)    (1,041)        36
    Other assets and liabilities, net..................................................         (3)        31        (28)
    Accrued expenses and other liabilities.............................................        103        649     --
                                                                                         ---------  ---------  ---------
        Net cash provided by (used in) operating activities............................      1,078      5,078        (62)
                                                                                         ---------  ---------  ---------
Cash flows from investing activities:
  Additions to property, plant and equipment...........................................     (1,155)      (710)    --
                                                                                         ---------  ---------  ---------
        Net cash used in investing activities..........................................     (1,155)      (710)    --
                                                                                         ---------  ---------  ---------
Cash flows from financing activities:
  Deemed contribution (dividend), net..................................................        107     (5,059)        62
  Proceeds from sale of stock..........................................................     --            717     --
                                                                                         ---------  ---------  ---------
        Net cash provided by (used in) financing activities............................        107     (4,342)        62
                                                                                         ---------  ---------  ---------
Increase in cash.......................................................................         30         26     --
Cash at beginning of year..............................................................         26     --         --
                                                                                         ---------  ---------  ---------
Cash at end of year....................................................................  $      56  $      26  $  --
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

The accompanying notes are an integral part of these financial statements.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured                                5

NOTES TO RESTRUCTURED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands of Dollars)

1. ORGANIZATION AND BASIS OF PRESENTATION:

Gentek Holdings, Inc. ("Holdings"), a subsidiary of Genstar Capital Corporation ("Parent, GCC"), was incorporated on September 15, 1994 as NACLA Holdings, Inc. and adopted its current name on October 24, 1994. Holdings has a wholly-owned subsidiary, Gentek Building Products, Inc. ("GBPI"), which has a wholly-owned subsidiary Gentek Building Products Limited ("GBPL"). GBPI was incorporated on June 24, 1994, as NACLA Acquisition Corporation; adopted its current name on October 24, 1994, and became a wholly-owned subsidiary of Holdings on December 15, 1994. GBPL was incorporated on June 28, 1994 as 108509 Ontario, Inc.; adopted its current name on November 22, 1994, and became a wholly-owned subsidiary of GBPI on December 15, 1994.

Holdings was formed to acquire, through GBPI and GBPL, certain assets and assume certain liabilities of Alcan Building Products (United States) Division and Alcan Building Products (Canadian) Division (collectively referred to as the "Building Products Division(s)") of Alcan Aluminum Corporation and Alcan Aluminium Limited, respectively (collectively referred to as "Alcan"). On June 24, 1994 GBPI and GBPL entered into separate purchase agreements with Alcan which were consummated on December 20, 1994 (the "Acquisition").

On April 28, 1997 a Stock Purchase Agreement was entered into among GCC, Ontario Teachers' Pension Plan Board and the management stockholders of Holdings, as sellers: GCC as sellers' representative; Holdings and GBPI; and Amerimax Fabricated Products, Inc. ("Amerimax"), as purchaser ("Stock Purchase Agreement"). The closing date for the proposed transaction is July 17, 1997.

In connection with the Stock Purchase Agreement, a restructuring agreement was entered into which states that immediately prior to the sale of the stock of Holdings, GBPI shall own only the properties and assets of GBPI necessary for the conduct of business of its Fabral Division. In connection with the restructuring, GBPI will contribute all of its properties and all postretirement benefits other than pensions, assets and liabilities other than those of its Fabral Division; including all bank debt, its investment in GBPL, to a new company ("Newco") which will be controlled by Holding's existing stockholders (See Note 10). In addition, under the terms of the restructuring, Holdings will retain all historical net operating loss tax carryforwards and the note payable to Alcan (including accrued interest thereon) will be retained by the sellers' at closing (See Notes 9 and 12). The transaction is expected to qualify for tax free treatment under Section 351 of the Internal Revenue Code of 1986, as amended.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured                          6

(In Thousands of Dollars)

1.  ORGANIZATION AND BASIS OF PRESENTATION, CONTINUED:

The accompanying financial statements have been prepared as if Holdings had been restructured under the Stock Purchase Agreement at December 20, 1994 and as if the Fabral Division had operated as an independent stand-alone entity for all periods presented. Certain obligations were already recorded by GBPI on a stand alone basis such as employee benefit obligations, income taxes, and other corporate expenses. These obligations have been allocated to GBPI's restructured financial statements using several factors, including revenues, number of employees or other reasonable methods. Other corporate expenses of GBPI have been allocated to the restructured GBPI on a basis that management believes is reasonable and represents the expenses as if restructured GBPI was a stand alone operation. Also, certain transactions have been excluded from these financial statements as these transactions were not relevant to the historical operations of the Fabral Division or retained under the restructuring agreement. These financial statements have been prepared on the basis of the Stock Purchase Agreement as discussed above.

The consolidated financial statements for the period September 15, 1994 (inception) through December 31, 1994 represent operations of Holdings for the ten day period ended December 31, 1994. Certain disclosures related to this ten day period have not been presented in the comparative disclosures as the amounts are immaterial.

These financial statements may not necessarily be indicative of the results that would have been attained if the Fabral Division had been operated as a separate legal entity with no affiliation or support from Holdings or GBPI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The significant accounting policies used in preparation of the restructured consolidated financial statements are as follows:

BUSINESS AND CONCENTRATIONS OF CREDIT RISK

The Fabral Division ("Fabral") designs, manufactures and distributes coated aluminum and steel coil and aluminum and steel roofing systems. There are six manufacturing facilities. Because most of the Fabral's products are intended for exterior use, sales tend to be lower during periods of inclement weather, especially in northern markets which usually results in less net sales in the first quarter than any other periods of the year.

Fabral sells its products throughout the U.S. For the years ended December
31, 1996 and 1995 combined net sales to the Fabral's largest two customers represent approximately 17% and 16%, respectively, of total net sales. GBPI performs ongoing credit evaluations of its customers and generally does not require collateral. GBPI monitors potential credit losses and such losses have been within management's expectations.

CASH AND CASH EQUIVALENTS

There were no cash equivalents at December 31, 1996 and 1995. Fabral's cash resources are maintained by GBPI; therefore on a restructured basis, cash represents petty cash and imprest accounts.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured                          7

(In Thousands of Dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist of the Alcan note payable (Note 9).

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined under the average cost method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Significant additions and improvements are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from disposals are included in operations. Depreciation is computed using the straight line method based on the following ranges of estimated useful lives:

Buildings and improvements...................  10-40 years
Leasehold improvements.......................  Life of lease or 40 years
Machinery and equipment......................  5-10  years
Tooling and dies.............................  2-5   years
Furniture, fixture and office equipment......  5-7   years

DEFERRED CHARGES AND OTHER INTANGIBLE ASSETS

Deferred charges and other intangible assets consist of the cost of acquisition in excess of the fair value of net assets acquired ("goodwill"), costs assigned to non-compete and various technology, patent and trademark agreements and rights. These items are being amortized using the straight-line method over the respective useful lives as follows:

Goodwill...............................................................    40 years
Trademark license agreements...........................................  7-99 years
Patents and trademarks.................................................    17 years

The carrying value of intangible assets is periodically reviewed by GBPI based on the expected future undiscounted operating cash flows of the related business unit. Based upon its most recent analysis, GBPI believes that no material impairment of intangible assets exists at December 31, 1996.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured                          8

(In Thousands of Dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

INCOME TAXES

Holdings and GBPI use the liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

PRODUCT WARRANTY COSTS, SERVICE RETURNS AND EXTENDED WARRANTY CONTRACTS

Anticipated costs related to product warranty and service returns are provided for based upon management's estimate of such costs after consideration of historical trends and sales of products to which such costs relate. Revenues from extended warranty contracts are recognized on a straight line basis over the term of the extended warranty.

USE OF SIGNIFICANT ACCOUNTING ESTIMATES

The preparation of restructured consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. INVENTORIES:

Inventories consist of the following:

                                                                  DECEMBER 31,
                                                             --------------------
                                                                1996       1995
                                                             ---------  ---------
Raw materials, work-in-process and supplies................  $  12,654  $  12,210
Finished products..........................................      1,573      1,554
                                                             ---------  ---------
    Total..................................................  $  14,227  $  13,764
                                                             ---------  ---------
                                                             ---------  ---------

4. OTHER CURRENT ASSETS:

Other current assets consist of the following:

                                                                   DECEMBER 31
                                                               ------------------
                                                                1996         1995
                                                               -----        -----
Prepaid rent............................................   $      26    $      26
Prepaid advertising.....................................          12           13
Prepaid insurance.......................................          30           --
Other...................................................          29           21
                                                                 ---          ---
 ........................................................   $      97    $      60
                                                                 ---          ---
                                                                 ---          ---

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured                           9

(In Thousands of Dollars)

5. PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consists of the following:

                                                              DECEMBER 31,
                                                       -----------------------
                                                         1996           1995
                                                       --------       --------
Land and improvements................................  $   643        $   643
Buildings and improvements...........................    4,042          4,025
Machinery, equipment, tooling and dies...............    6,239          5,792
Furniture, fixtures and office equipment.............      455            439
Construction in progress.............................      985            313
                                                       --------       --------
                                                        12,364         11,212
Less accumulated depreciation and
 amortization........................................   (1,681)          (835)
                                                       --------       --------
    Total............................................  $10,683        $10,377
                                                       --------       --------
                                                       --------       --------

6. DEFERRED CHARGES AND OTHER INTANGIBLE ASSETS:

Deferred charges and other intangible assets consist of the following:

                                                      DECEMBER 31,
                                                ----------------------
                                                   1996         1995
                                                ---------    ---------
Goodwill......................................  $     761    $     761
Non-compete agreements........................        854          854
Patents and trademarks........................        565          565
                                                ---------    ---------
                                                    2,180        2,180
Less: Accumulated amortization................       (354)        (179)
                                                ---------    ---------
    Total.....................................  $   1,826    $   2,001
                                                ---------    ---------
                                                ---------    ---------

7. EMPLOYEE LOANS:

GBPI has made interest free mortgage loans to employees upon relocation aggregating $61 and $63 at December 31, 1996 and 1995, respectively. Repayment terms range from 5 to 25 years and the mortgages are generally collateralized by the value of the underlying assets.

Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured                           10

(In Thousands of Dollars)

8. ACCRUED EXPENSES AND OTHER LIABILITIES:

Accrued expenses and other liabilities consist of the following:

                                                      DECEMBER 31
                                                 --------------------
                                                    1996       1995
                                                 ---------  ---------
Compensation...................................  $     939  $     841
Real estate taxes..............................         58         54
Personal property taxes........................         85         25
Warranty.......................................         50         50
Sales tax......................................         77         24
Other..........................................         60        172
                                                 ---------  ---------
                                                 $   1,269  $   1,166
                                                 ---------  ---------
                                                 ---------  ---------

9. ALCAN NOTE PAYABLE TO BE RETAINED BY SELLERS:

In connection with the Acquisition (Note 1), Holdings issued a subordinated promissory note to Alcan in the principal amount of $25,000. The note bears interest at 12.97% per annum and the maturity date is December 15, 2004. Prior to December 31, 1999, no principal payments are permitted. After December 31, 1999, Holdings can give notice and repay the note along with any outstanding accrued interest with the following pre-payment premiums:

                             YEAR           PREMIUM
                             ---------  ---------------
                             2000.....          4%
                             2001.....          3%
                             2002.....          2%
                             2003.....          1%
                             2004.....          0%

Upon an occurrence of a change in control, as defined in the note agreement, Alcan may require Holdings to pay the then outstanding principal along with any unpaid interest at that time. Prepayments and payments upon a change in control are prohibited however, if such payment would cause a default or event of default of the GBPI or GBPL Credit Agreements. No cash payments of interest are required until June 15, 2000 with accrued interest added to the principal balance and compounded on each interest payment date of June 15 and December 15. However, after June 15, 2000, no interest shall be paid if such payment would (i) cause a default or event of default of the GBPI or GBPL Credit Agreements and no other such defaults then exist or (ii) cause Holdings to have inadequate cash on hand taking into account its working capital needs over the six month period following the interest payment date. This promissory note contains various financial covenants.




Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. - Restructured                           11

(In Thousands of Dollars)

9. ALCAN NOTE PAYABLE TO BE RETAINED BY SELLERS, CONTINUED:



Prior to the closing date for the proposed transaction underlying the Stock Purchase Agreement (Note 1), Holding's stockholders will retain the Note Payable -Alcan and accrued interest thereon. Therefore, this amount is included in the stockholders' equity section of these restructured consolidated financial statements. Additionally, Holding's stockholders are currently negotiating with Alcan to acquire the note payable plus accrued interest at a discount. Any gain recognized with this proposed transaction would be recorded by Holdings prior to the sale of the stock of Holdings.

The fair value of the Alcan note was estimated with a discounted cash flow analysis based on Holdings' current incremental borrowing rate for similar types of borrowing arrangements. The carrying value of the debt, $32,272 was estimated to have a fair value of $27,545 at December 31, 1996.

10. EMPLOYEE BENEFIT PLANS:

PENSION

GBPI maintains an hourly retirement plan which results from a collective bargaining agreement with Fabral unionized hourly employees at Goshen/Elkhart Products Division ("Division"). The hourly unionized retirement plan includes all active and retired employees of this Division. Retirement benefits under the hourly unionized plan are based on $17 per month for each year of benefit accrual service, up to a maximum of 30 years. This plan will be the only plan of GBPI retained by Holdings under the terms of the restructuring agreement.

In general, GBPI policy is to fund this plan based on legal requirements, tax considerations, local practices and investment opportunities. The components of pension expense for the Goshen/Elkhart Products Division Plan for the years ended December 31, 1996 and 1995 are as follows:

                                                          1996         1995
                                                        ---------    ---------
Service costs for benefits...........................   $      12    $       9
Interest cost........................................          14           14
Actual return on plan assets.........................          (9)         (11)
Amortization of gain.................................          (1)          (4)
                                                              ---           --

  Net periodic pension cost..........................   $      16    $       8
                                                              ---           --
                                                              ---           --


Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. -Restructured                                 12

(In Thousands of Dollars)

10. EMPLOYEE BENEFIT PLANS, CONTINUED:

    Significant plan assumptions include the following:

                                                                     1996       1995
                                                                   ---------  ---------
Discount rate...................................................      7.50%     7.00%
Expected long-term rate of return...............................      9.00%     9.00%
Expected rate of salaried compensation increases................       N/A%      N/A%

The following table sets forth the funded status of the Goshen/Elkhart Products Division Plan accounted for using Statement of Financial Accounting Standards No. 87--"Employers Accounting for Pensions", and the amounts recognized in the Holding's restructured consolidated financial statements, for the years ended December 31, 1996 and 1995.

                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1996           1995
                                                                --------------   -------------
Plan assets at fair value.................................             $149          $  140
                                                                --------------      ----------
Present value of benefits earned to date
  based on current compensation levels:
    Vested................................................             (202)           (185)
    Non-vested............................................               (7)             (5)
                                                                --------------      ----------
Accumulated benefit obligation............................             (209)           (190)
Effect of future salary increases.........................               --              --
                                                                --------------    ----------
Projected benefit obligation..............................             (209)           (209)
                                                                --------------    ----------
Projected benefit obligation in excess of
  plan assets.............................................              (60)            (50)
Unrecognized net gain.....................................              (38)            (44)
Adjustment required to recognize minimum
  liability...............................................               38              44
                                                                --------------    ----------
Net pension asset (accrual) recorded in the
  Restructured Consolidated Balance Sheets................        $     (60)         $  (50)
                                                                --------------    ----------
                                                                --------------    ----------

The plans' assets consist primarily of an annuity contract with a life insurance company.

The earnings of Holdings as presented herein are charged with the cost of benefits earned by the GBPI's employees as services are rendered. The cost of these benefits allocated to GBPI for the years ended December 31, 1996 and 1995 was $20 and $21, respectively.

GBPI also has a noncontributory defined benefit pension plan covering eligible Fabral non-union hourly and salaried employees. The salaried and non-union hourly plan only includes the active employees from the Acquisition date (Note 1) that are employed by GBPI. Benefits under the salaried and non-union hourly plan, are generally based on the employee's compensation during the three years of highest salary prior to retirement.


Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. -Restructured                                 13

(In Thousands of Dollars)

10. EMPLOYEE BENEFIT PLANS, CONTINUED:

In general, GBPI's policy is to fund this plan based on legal requirements, tax considerations, local practices and investment opportunities. The plans' assets consist primarily of listed common stock and corporate and government bonds. The non-union hourly and salaried employees will be vested in the GBPI plan on the closing date of the Stock Purchase Agreement (Note 1) and will not participate thereafter. Expense related to this plan was $215 in 1996 and $180 in 1995. No obligations related to the plan will be retained by Holdings under the terms of the restructuring agreement.

In 1995, GBPI established contributory incentive savings plans covering all full-time salaried and non-union hourly employees. Under the plans, participants may make voluntary contributions from 1% to 16% of annual compensation. GBPI contributes fifty to seventy cents, depending on the participant's level of continuous service, for each dollar of participant contribution up to 6% not to exceed $9 per employee. For the years ended December 31, 1996 and 1995, GBPI contributed $172 and $153, respectively in the form of matching contributions to the plan related to Fabral.

OTHER POST EMPLOYMENT BENEFITS

GBPI provides postretirement medical and life insurance benefits to certain retirees and eligible dependents for employees of GBPI commencing with the date of Acquisition (Note 1). The medical plan is contributory, with retiree contributions adjusted periodically. As part of its acquisition strategy, Holdings in 1995 eliminated benefits for U.S. employees who would not be eligible to receive benefits as of December 31, 1995. The plans are unfunded and pay reasonable and customary charges for medically necessary expenses incurred by retirees, after stated deductibles have been met. Holdings has reserved the right to change or eliminate these benefit plans. Postretirement benefit costs allocated to GBPI related to Fabral for the years ended December 31, 1996 and 1995 were $58 and $83, respectively. No obligations related to these plans will be retained by Holdings under the terms of the restructuring agreement.

11. LEASES:

GBPI leases various facilities, machinery and equipment and vehicles under noncancellable operating lease agreements related to Fabral. Several of these leases are subject to renewal options under various terms. Minimum rental commitments related to Fabral are summarized under the agreements and are as follows:

                YEAR                               OPERATING
                -----------------------           -----------
                1997...................              $     967
                1998...................                    929
                1999...................                    513
                2000...................                    197
                2001...................                    156
                                                     ---------

                Total minimum payments.              $   2,762
                                                     ---------
                                                     ---------


Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. -Restructured                                 14

(In Thousands of Dollars)

11. LEASES, CONTINUED:

Operating lease payments related to Fabral aggregated $1,263 and $1,151 for the years ended December 31, 1996 and 1995, respectively.

12. INCOME TAXES:

The provision for income taxes for the years ended December 31, 1996 and 1995, respectively, is comprised of the following:

                                                    DECEMBER 31,
                                          ---------------------------------
                                            1996       1995          1994
                                          ---------  ---------     --------
Current:
  Federal.................................  $   1,339  $   1,025   $     5
  State and local.........................        296        227         1
Deferred................................          417        339        --
                                            ---------  ---------  ---------
                                            $   2,052  $   1,591   $     6
                                            ---------  ---------  ---------
                                            ---------  ---------  ---------




A reconciliation of Holdings' effective income tax rate to the U.S.
statutory federal rate is as follows for the years ended December 31, 1996 and 1995:

                                                         1996         1995         1994
                                                        -----        -----        -----
Statutory tax rate...............................         34%         34%          34%
Increase in tax rate resulting from:
  State taxes, net of federal benefits.............        5           5            5
                                                         ----        ----         ----
                                                          39%         39%          39%
                                                         ----        ----         ----
                                                         ----        ----         ----


Holdings has U.S. operating tax loss carryforwards of $26,425, ("tax carryforward benefits") which are available to offset future taxable income and taxes, respectively. The tax carryforward benefits begin to expire in 2010.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and the benefit of existing tax carryforward benefits.

At December 31, 1996 and 1995, Holdings had gross deferred tax assets of $10,483 and $3,092 and gross deferred tax liabilities of $1,791 and $1,345, respectively. The principal temporary differences provided for in these deferred taxes are depreciation and amortization, non deductible accruals, and tax loss carryforward benefits. (See Note 1.)


Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. -Restructured                                 15

(In Thousands of Dollars)

13. STOCKHOLDERS' EQUITY:

                                                                                 NO. OF      NO. OF       VOTING/
                                                                       PAR     AUTHORIZED  OUTSTANDING     NON-
CLASS                                                                 VALUE      SHARES      SHARES       VOTING
-----------------------------------------------------------------     -----   ---------- ----------- -------------
A................................................................   $   .01    2,000,000     984,850   Voting
B................................................................   $   .01    2,000,000      --       Non-Voting
C................................................................   $   .01    1,000,000     400,000   Voting
D................................................................   $   .01    1,000,000      --       Non-Voting
                                                                              ----------  -----------
                                                                               6,000,000   1,384,850
                                                                              ----------  -----------

The Class A common shares which are fully paid can be converted to Class B common shares on a one-to-one basis and/or Class C common shares which are fully paid can be converted to Class D common shares on a one-to-one basis, except that conversions are not allowable if no respective shares of Class A and/or Class C shares would be issued and outstanding after the conversion. Authorized and unissued shares of Class B and Class D common shares are required to be reserved sufficient to effect the respective conversions and any Class A and/or Class C common shares. Converted shares must be cancelled and may not be reissued. Subject to GBPI and GBPL's credit facilities, dividends are permitted as long as equal dividends are declared and paid for each class.

Pursuant to a private placement memorandum, certain management investors subscribed for 35,850 Class A common shares for $717 and subscribed for 12,253 Class A restricted common shares and options to purchase 5,182 Class A restricted common shares which were accepted by Holdings. During 1996, Holdings repurchased 1,650 Class A restricted common shares. The compensation element of the restricted shares and options of $245 will be recognized as compensation expense over a ten year vesting period. Holdings committed to contribute the proceeds from the sale of these Class A common shares, restricted shares and options to GBPI in the form of an additional capital contribution upon the receipt of the proceeds from the management investors.

All classes of Common Stock are subject to the terms of a Stockholder
Agreement as well as a Management Investors Agreement, an Institutional Investor Agreement and a GCC Stock Purchase Agreement, as appropriate. These Agreements contain certain covenants and restrict the transfers of the different classes of Common Stock to varying degrees. In the event an employee ceases to be employed by Holdings or GBPI, or desires to sell his/her common shares, Holdings has the option to repurchase the shares subject to certain rights of first refusal.

During 1995, Holdings established the Gentek Holdings, Inc. 1995 Equity Incentive Plan (the "Plan"). The number of Class A shares of common stock that may be issued under this Plan shall not exceed 137,900. All stock options granted become exercisable in cumulative 20% installments, commencing one year from the date of grant with full vesting occurring on the fifth anniversary date, and expire in ten years, subject to earlier termination in certain events related to termination of employment.


Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. -Restructured                                 16

(In Thousands of Dollars)

13. STOCKHOLDERS' EQUITY, CONTINUED:

The following summarizes the changes in the number of Class A common shares under option:

                                                                      1996       1995
                                                                    ---------  ---------
  Options outstanding at the beginning of the year...............     31,325       --
  Options granted during the year................................     32,450     32,800
  Options cancelled during the year..............................      7,800      1,475
                                                                    ---------  ---------
  Options outstanding at the end of the year.....................     55,975     31,325
                                                                    ---------  ---------
                                                                    ---------  ---------
  Options exercisable at the end of the year.....................      5,445       --
                                                                    ---------  ---------
                                                                    ---------  ---------
  Option price per share.........................................  $   20.00  $   20.00
                                                                    ---------  ---------
                                                                    ---------  ---------

Holdings accounts for employee stock options under APB Opinion No. 25, under which no compensation cost has been recognized except for the Class A common shares noted above. Had compensation cost been determined based on the fair value of options at their grant dates consistent with the method of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), there would have been no significant effect on Holdings net income.

The fair value of each option grant was estimated on the date of grant using a present value calculation, using the following assumptions for grants in 1996 and 1995, respectively: risk free rate of return of 6.75% and 7.00% and a weighted average expected option life of 10 years. A 10 year life and a 0% dividend yield was used for all grants.

The Plan has 81,925 common shares available for grant of future options at December 31, 1996.

14. COMMITMENTS AND CONTINGENCIES:

Various claims, lawsuits, and complaints arising in the ordinary course of business have been filed or are pending against GBPI related to Fabral or may arise in the future involving allegations of negligence, product defects, and breach of warranty, among other allegations. Some of the foregoing matters involve or may involve compensatory or punitive damages in large amounts. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predicable with assurance, and it is possible that some of the foregoing matters could be decided unfavorably to GBPI or Holdings. Although the liability, if any, associated with these matters was not determinable at December 31, 1996, it is the opinion of management of Holdings that all such matters are either indemnified by the seller under the terms of the purchase agreements (Note 1) or are adequately accrued for or are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the restructured consolidated financial position or results of the operations of Holdings if disposed of unfavorably.



Gentek Holdings, Inc. and its Subsidiary
Gentek Building Products, Inc. -Restructured                                 17